Exhibit 5.1

[Letterhead of Maples and Calder (Hong Kong) LLP]

Our Ref	MLY/697247-000002/14072454v3

Sea Limited

1 Fusionopolis Place, #17-10, Galaxis
Singapore 138522

4 January 2019

Dear Sirs

Sea Limited (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 4 January 2019 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 17,129,938 Class A Ordinary Shares, par value US$0.0005 per share (the “Shares”), issuable by the Company pursuant to the Amended and Restated Share Incentive Plan adopted by the directors of the Company on 4 October 2017 and as amended by the directors of the Company on 21 November 2017 and 24 February 2018 (such plan, to be referred to as the “Plan”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the eighth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 14 September 2017 and effective immediately prior to the completion of the Company’s initial public offering of American Depositary Shares representing Class A Ordinary Shares (the “Memorandum and Articles”), and the resolutions of the directors of the Company passed on 4 October 2017 and the resolutions passed at a meeting of the board of directors of the Company held on 21 November 2017 and 24 February 2018 (together, the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.
2

When issued and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below, and (h) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP